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EXHIBIT 99.1


RULE 135 DISCLAIMER:

THIS LETTER IS NOT OFFERING TO SELL ANY SECURITIES OF GLOBAL RESOURCE CORPORATION, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES UNDER THE LAWS OF THE UNITED STATES, ANY STATE IN THE UNITED STATES, OR ANY FOREIGN JURISDICTION.

TO FORMER HOLDERS OF COMMON STOCK WARRANTS OF CARBON RECOVERY CORPORATION AND MOBILESTREAM OIL, INC.

November19, 2008

Dear Warrant Holder:

We regularly receive inquiries from former stockholders of Carbon Recovery Corporation ("Carbon Recovery") and Mobilestream Oil, Inc. ("Mobilestream") concerning the expiration date of the common stock warrants of Global Resource Corporation (the "Company") issued in connection with the acquisition of Carbon Recovery and Mobilestream in 2006. These warrants are all presently set to expire on December 31, 2008. These warrants are intended to be distributed as part of the distribution being registered on Form S-1 (No. 333-149199) with the U.S. Securities and Exchange Commission that we discussed in our previous letter dated October 10, 2008, which will register the public distribution of these warrants and the Company shares issuable upon exercise by a holder. The warrants involved are only those [dated July 26, 2006 and November 28, 2006] (the "S-1 Warrants").

On behalf of the management team and Board of Directors of the Company, I am pleased to inform you that the Company has decided to extend the S-1 Warrants. The S-1 Warrants had been scheduled to expire on December 31, 2008 regardless of the effectiveness of the registration statement. The revised expiration date is now one hundred twenty (120) days from the date of effectiveness of the Securities Act registration of the S-1 Warrants. All other attributes of the S-1 Warrants, including the exercise price, will remain the same. The Company's Form S-1 is currently under review by the Securities and Exchange Commission. The Company will inform you of the effectiveness of the Form S-1, and at that time will provide you with the definitive date of the expiration of the S-1 Warrants.

As discussed in the Company's last letter, we do not have an estimate of the time necessary to complete the registration process. Of course, we understand that you would welcome a definitive statement as to when the process will be completed, but we cannot make that determination given the complexity of the information and the coordination required for the registration statement and the completion of the comment process with the SEC. This issue is the main reason the Company decided to extend the S-1 Warrants.


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On behalf of the executive management team and the Board of Directors of the
Company, I am pleased to provide you with this information. We all thank you, our loyal shareholders for your continued patience, as we work to complete the Securities Act registration process. We will be pleased to answer any questions you may have about the process or the status of the registration consonant with our public disclosure obligations under United States, state and foreign securities laws.

GLOBAL RESOURCE CORPORATION

ERIC SWAIN

/s/ Eric Swain

CHIEF EXECUTIVE OFFICER